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                                                                    EXHIBIT 12.1

                STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                       NINE MONTHS
                                                    ENDED SEPTEMBER 30,                      YEARS ENDED DECEMBER 31,
                                                    -------------------      ------------------------------------------------------
                                                     2004         2003        2003        2002         2001        2000       1999
                                                    ------       ------      ------     -------      -------      ------     ------
Ratio of Earnings to Fixed Charges                    1.39         1.33        1.35         (a)          (a)        1.02       1.69

Ratio of Earnings to Fixed Charges
    and Preferred Stock Dividends                     1.39         1.33        1.35         (a)          (a)        1.02       1.69

Earnings:
    Income (Loss) Before Provision (Benefit) for
      Income Taxes and Equity in Net Income
      of Unconsolidated Entities                     3,225        5,689       7,925        (760)     (99,442)        869     23,209
    Distributions from Unconsolidated
      Entities                                       2,600           --          --          --           --          --         --
                                                    ------       ------      ------     -------      -------      ------     ------
Total Earnings                                       5,825        5,689       7,925        (760)     (99,442)        869     23,209

Fixed Charges:
    Interest Expense                                 7,922        9,614      12,514      17,706       26,737      33,764     32,102
    Implicit Interest on Operating Leases            6,616        6,990       9,258       9,208        5,932         833         --
    Amortization of Financing Charges                  396          449         578         886          814       1,242      1,761
                                                    ------       ------      ------     -------      -------      ------     ------
Total Fixed Charges                                 14,934       17,053      22,350      27,800       33,483      35,839     33,863

Earnings Before Fixed Charges                       20,759       22,742      30,275      27,040      (65,959)     36,708     57,072

Preferred Stock Dividends                               --           --          --          --           --          --         --

(a) Earnings were insufficient to cover fixed charges for the years ended December 31, 2002 and 2001.